     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1999
                                    REGISTRATION NOS.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

      TEXACO CAPITAL INC.                  TEXACO INC.
   (Exact name of Registrant      (Exact name of Registrant and
 as specified in its charter)               Guarantor
                                  as specified in its charter)
           DELAWARE                         DELAWARE
(State or other jurisdiction of  (State or other jurisdiction of
incorporation or organization)   incorporation or organization)
          51-0271861                       74-1383447
(I.R.S. Employer Identification  (I.R.S. Employer Identification
             No.)                             No.)
KJESTINE M. ANDERSON, SECRETARY  KJESTINE M. ANDERSON, SECRETARY
       1013 CENTRE ROAD             2000 WESTCHESTER AVENUE,
  WILMINGTON, DELAWARE 19801        WHITE PLAINS, N.Y. 10650
        (800) 927-9800                   (914) 253-4000
 (Address, including zip code,    (Address, including zip code,
and telephone number, including  and telephone number, including
          area code,                       area code,
   of Registrant's principal     of Registrant's and Guarantor's
           executive                   principal executive
offices and agent for service)   offices and agent for service)

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement as determined by market conditions.
                           --------------------------

    IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                                                                             MAXIMUM             MAXIMUM
              TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                BE REGISTERED          PER UNIT       OFFERING PRICE(A)    REGISTRATION FEE
Guaranteed Debt Securities of Texaco Capital
  Inc.............................................
Debt Securities of Texaco Inc.(b).................
Common Stock of Texaco Inc.(b)....................
Preferred Stock of Texaco Inc.(b).................
Depositary Shares of Texaco Inc.(b)...............
Warrants to Purchase Guaranteed Debt Securities,
  Debt Securities of Texaco Inc., Common Stock or
  Preferred Stock.................................
Guaranties by Texaco Inc. of Debt Securities(c)...         (d)                 (d)            $1,500,000,000       $417,000(e)

(a) Estimated solely for the purpose of calculating the registration fee. Excludes an aggregate of $500,000,000 unsold Texaco Capital Inc. and Texaco Inc. securities and guaranties included in Registration Statement No. 333-68217 for which a registration fee was paid, which are covered by the Prospectus included in this Registration Statement pursuant to Rule 429. As a result, up to an aggregate of $2,000,000,000 of the Securities referred to above may be sold pursuant to this Registration Statement.

(b) In addition to any Preferred Stock, Depositary Shares or Common Stock that may be issued directly under this Registration Statement, there are being registered hereunder an indeterminate number of shares of Preferred Stock, Depositary Shares or Common Stock as may be issued upon conversion or exchange of Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be. In addition, Common Stock of Texaco Inc. issued under this Registration Statement will have Rights attached. No separate consideration will be received for any shares of Preferred Stock, Depositary Shares or Common Stock so issued upon conversion or exchange or for any Rights issued in connection with Common Stock.

(c) No consideration will be received by Texaco Inc. for the Guaranties.

(d) Not applicable pursuant to Form S-3 General Instruction II(D) under the Securities Act of 1933.

(e) Includes $139,000 which was paid on March 4, 1999. The balance being paid with the filing of this registration statement is $278,000.
                           --------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION DATED JULY 15, 1999

PROSPECTUS

                                  TEXACO INC.
                                      AND
                              TEXACO CAPITAL INC.

                                 $2,000,000,000
                           GUARANTEED DEBT SECURITIES
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS

    We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

    Texaco Inc. or Texaco Capital Inc. may offer any of the following securities from time to time:

    - debt securities issued by Texaco Capital Inc. and guaranteed by Texaco
      Inc.

    - debt securities issued by Texaco Inc.

    - common stock issued by Texaco Inc.

    - preferred stock issued by Texaco Inc.

    - warrants to purchase debt securities, common stock or preferred stock

    - depositary shares relating to preferred stock

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

July   , 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
About This Prospectus......................................................................................           2
Where You Can Find More Information........................................................................           2
Texaco Inc. ...............................................................................................           3
Selected Financial Data of Texaco..........................................................................           4
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends...           5
Texaco Capital Inc. .......................................................................................           5
Use of Proceeds............................................................................................           5
Plan of Distribution.......................................................................................           5
Description of Debt Securities.............................................................................           6
Description of Texaco Common Stock.........................................................................          11
Description of Texaco Preferred Stock......................................................................          12
Description of the Depositary Shares.......................................................................          14
Description of the Warrants................................................................................          17
Experts....................................................................................................          18
Legal Opinions.............................................................................................          18

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading Where You Can Find More Information.

                      WHERE YOU CAN FIND MORE INFORMATION

    Texaco Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at "http://www.sec.gov".

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

TEXACO SEC FILINGS (FILE NO. 1-27)                                                 PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K..............................  Year ended December 31, 1998.

Quarterly Report on Form 10-Q...........................  Quarter ended March 31, 1999.

Current Reports on Form 8-K.............................  Filed January 8, 1999, January 26, 1999, April 27, 1999
                                                            and April 28, 1999.

    You may request a copy of these filings (other than any exhibits, unless we have specifically incorporated by reference an exhibit in this Prospectus) at no cost, by writing or telephoning us at the following address:

               Texaco Inc.
               2000 Westchester Avenue
               White Plains, New York 10650
               Tel: (914) 253-4000
               Attention: Secretary

    This prospectus is part of a registration statement we filed with the SEC. We have incorporated into this registration statement exhibits that include a form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

    You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

    We are not including any separate financial information for Texaco Capital. Texaco Capital is wholly owned by Texaco Inc. It essentially has no independent operations, and any debt securities it issues will be fully and unconditionally guaranteed by Texaco Inc.

                                  TEXACO INC.

    Texaco Inc. was incorporated in Delaware on August 26, 1926 as The Texas Corporation. Our name was changed in 1941 to The Texas Company and in 1959 to Texaco Inc. We are the successor of a corporation incorporated in Texas in 1902. Our principal executive offices are located at 2000 Westchester Avenue, White Plains, New York 10650; telephone: (914) 253-4000.

    We are a vertically integrated enterprise principally engaged in the worldwide exploration for and production, transportation, refining and marketing of crude oil, natural gas and petroleum products.

                       SELECTED FINANCIAL DATA OF TEXACO

                                                      THREE MONTHS
                                                          ENDED                      YEAR ENDED DECEMBER 31,
                                                        MARCH 31,     -----------------------------------------------------
     (MILLIONS OF DOLLARS, EXCEPT WHERE NOTED)            1999          1998       1997       1996       1995       1994
---------------------------------------------------  ---------------  ---------  ---------  ---------  ---------  ---------
Revenues from continuing operations................     $   7,190     $  31,707  $  46,667  $  45,500  $  36,787  $  33,353
Income (loss) before cumulative effect of
    accounting change
  Continuing operations............................     $     199     $     603  $   2,664  $   2,018  $     728  $     979
  Discontinued operations..........................            --            --         --         --         --        (69)
  Cumulative effect of accounting change...........            --           (25)        --         --       (121)        --
                                                          -------     ---------  ---------  ---------  ---------  ---------
  Net income.......................................     $     199     $     578  $   2,664  $   2,018  $     607  $     910
                                                          -------     ---------  ---------  ---------  ---------  ---------
                                                          -------     ---------  ---------  ---------  ---------  ---------
Net income per common share (dollars)
  Basic
  Income (loss) before cumulative effect of
    accounting change
  Continuing operations............................     $     .35     $    1.04  $    4.99  $    3.77  $    1.29  $    1.72
  Discontinued operations..........................            --            --         --         --         --       (.14)
  Cumulative effect of accounting change...........            --          (.05)        --         --       (.24)        --
                                                          -------     ---------  ---------  ---------  ---------  ---------
  Net income.......................................     $     .35     $     .99  $    4.99  $    3.77  $    1.05  $    1.58
                                                          -------     ---------  ---------  ---------  ---------  ---------
                                                          -------     ---------  ---------  ---------  ---------  ---------
  Diluted
  Income from continuing operations................     $     .35     $    1.04  $    4.87  $    3.68  $    1.28  $    1.72
  Net income.......................................     $     .35     $     .99  $    4.87  $    3.68  $    1.05  $    1.58

Nonowner changes in equity.........................     $     179     $     572  $   2,601  $   1,863  $     592  $     972
Cash dividends per common share (dollars)..........     $     .45     $    1.80  $    1.75  $    1.65  $    1.60  $    1.60
Total cash dividends paid on common stock..........     $     237     $     952  $     918  $     859  $     832  $     830

At end of period:
Total assets.......................................     $  28,079     $  28,570  $  29,600  $  26,963  $  24,937  $  25,505
Debt and capital lease obligations
  Short-term.......................................     $     700     $     939  $     885  $     465  $     737  $     917
  Long-term........................................         6,784         6,352      5,507      5,125      5,503      5,564
                                                          -------     ---------  ---------  ---------  ---------  ---------
  Total debt and capital lease obligations.........     $   7,484     $   7,291  $   6,392  $   5,590  $   6,240  $   6,481
                                                          -------     ---------  ---------  ---------  ---------  ---------
                                                          -------     ---------  ---------  ---------  ---------  ---------

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set forth in the table below. The information in the table for 1994 excludes discontinued operations. The information for 1995 and 1998 excludes the cumulative effect of accounting changes. Preferred stock dividend requirements have been adjusted (1) to reflect the pre-tax earnings that would be required to cover:

    - dividends on the Series C Variable Rate Cumulative Preferred Stock, which was redeemed on September 30, 1994

    - dividends on the Series E Variable Rate Cumulative Preferred Stock, which was exchanged for common stock on November 8, 1994

    - dividends on the Market Auction Preferred Shares

and (2) to exclude the interest portion of the Series B and Series F ESOP Convertible Preferred Stock dividends. On February 16, 1999, each share of Series F was converted into 20 shares of common stock, after we called the Series F for redemption. On June 30, 1999, each share of Series B was converted into 25.736 shares of common stock, after we called the Series B for redemption.

                                                                    THREE MONTHS
                                                                        ENDED               YEAR ENDED DECEMBER 31,
                                                                      MARCH 31,      -------------------------------------
                                                                        1999            1998         1997         1996
                                                                  -----------------     -----        -----        -----
Ratio of earnings to fixed charges of Texaco on a total
  enterprise basis (unaudited)..................................           2.43            2.11         6.04         5.75
Ratio of earnings to combined fixed charges and preferred stock
  dividends of Texaco on a total enterprise basis (unaudited)...           2.26            1.99         5.60         5.36


                                                                     1995         1994
                                                                     -----        -----
Ratio of earnings to fixed charges of Texaco on a total
  enterprise basis (unaudited)..................................        2.55         2.86
Ratio of earnings to combined fixed charges and preferred stock
  dividends of Texaco on a total enterprise basis (unaudited)...        2.40         2.58

                              TEXACO CAPITAL INC.

    Texaco Capital, a wholly owned subsidiary of Texaco Inc., is a Delaware corporation which was incorporated on June 24, 1983. Its principal executive offices are located at 1013 Centre Road, Wilmington, Delaware 19801; telephone:
(800) 927-9800. Texaco Capital is engaged principally in the business of lending funds borrowed from unrelated persons to Texaco Inc. and its subsidiaries for general corporate purposes.

                                USE OF PROCEEDS

    We will use the net proceeds from the sale of the securities offered by Texaco Inc. for working capital, retirement of debt and other general corporate purposes. Texaco Capital will lend the net proceeds from the sale of any debt securities offered by it to Texaco Inc. or its subsidiaries to be used for similar purposes.

                              PLAN OF DISTRIBUTION

    We may sell the securities in any one or more of the following ways:

    - directly to investors

    - to investors through agents or dealers

    - through underwriting syndicates led by one or more managing underwriters

    - through one or more underwriters acting alone

    If we use underwriters in the sale, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered, if any are purchased. The underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

    We may use agents in the sale of securities. Unless indicated in the prospectus supplement, the agents will be acting on a best efforts basis for the period of their appointment.

    If we use a dealer in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices it determines at the time of resale.

    We may also sell the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by a remarketing firm acting as principals for their own accounts or as our agents. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

    We may authorize underwriters, dealers or agents to solicit offers to purchase the securities under a delayed delivery contract providing for payment and delivery at a future date.

    We will identify any underwriters or agents and describe their compensation, including any discounts or commissions, in a prospectus supplement. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers or agents may engage in transactions with, or perform services for, us in the ordinary course of their business.

                         DESCRIPTION OF DEBT SECURITIES

    This prospectus describes the terms and provisions of the debt securities. When Texaco Capital offers to sell a particular series of debt securities, it will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of debt securities.

    The debt securities will be offered by Texaco Capital and will be fully and unconditionally guaranteed by Texaco Inc. The debt securities will be issued under an indenture, among Texaco Inc., Texaco Capital, and The Chase Manhattan Bank, as Trustee dated as of August 24, 1984, as supplemented and restated by

    - the First Supplemental Indenture dated as of January 31, 1990. We filed a copy of this supplemental indenture as Exhibit 4.1 to Registration Statement No. 33-33303, filed on February 1, 1990

    - the First Supplement to the First Supplemental Indenture dated as of October 11, 1990. We filed a copy of this supplemental indenture as
      Exhibit 4.1(a) to our Current Report on Form 8-K, dated October 12, 1990 and filed on October 15, 1990

    - the Second Supplement to the First Supplemental Indenture, dated as of August 5, 1997. We filed a copy of this supplemental indenture as Exhibit 4.1(b) to our Form 10-Q for the quarterly period ended June 30, 1997, on August 13, 1997

    We have summarized the material terms of the indenture below. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions that are important to you.

    Capitalized terms used in the following summary have the meanings specified in the indenture.

PRINCIPAL TERMS OF THE DEBT SECURITIES

    The debt securities will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Texaco Capital. The guaranties will rank equally with all other unsecured and unsubordinated indebtedness of Texaco.

    A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to that series of debt securities. These terms will include some or all of the following:

    - their type and title

    - their total principal amount and currency or currency unit

    - the denominations in which they are authorized to be issued

    - the percentage of their principal amount at which they will be issued

    - the date on which they will mature

    - if they bear interest, the interest rate or the method by which the interest rate will be determined

    - the times at which any interest will be payable or the manner of determining the interest payment dates

    - any optional or mandatory redemption periods and the redemption or purchase price

    - any sinking fund requirements

    - any special United States federal income tax considerations

    - whether they are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities

    - any information with respect to book-entry procedures

    - the manner in which the amount of any payments of principal and interest determined by reference to an index are determined

    - any other specific terms not inconsistent with the indenture

    Under the current terms of the indenture, holders of the debt securities are not protected from Texaco Inc. or Texaco Capital incurring additional indebtedness.

DENOMINATIONS, REGISTRATION, TRANSFER AND PAYMENT

    Texaco Capital will issue the debt securities in registered form without coupons or in the form of one or more global securities, as described below under "Global Securities". We will issue registered securities denominated in U.S. dollars only in denominations of $1,000 or any integral multiple of $1,000. We will issue global securities in a denomination equal to the total principal amount of outstanding debt securities of the series represented by the global security. We will describe the denomination of debt securities denominated in a foreign or composite currency in a prospectus supplement.

    You may present registered securities for registration of transfer at the office of the registrar or at the office of any transfer agent designated by Texaco Capital. Texaco Capital has initially appointed the trustee as registrar.

    Texaco Capital will pay principal and any premium and interest on registered securities at the office of the paying agent designated by Texaco Capital. Texaco Capital may choose to make any interest payment (1) by check mailed to the address of the holder as such address shall appear in the register or (2) by wire transfer to an account maintained by the holder as specified in the register. Texaco Capital will make interest payments to the person in whose name the debt security is registered at the close of business on the day or days specified by Texaco Capital.

    The trustee's principal office in the City of New York will be designated as Texaco Capital's sole paying agent for payments on registered securities.

GUARANTIES

    Texaco Inc. will unconditionally guarantee the payment of the principal, any premium, and any interest on the Texaco Capital debt securities as they become due, whether at maturity or upon redemption, declaration or otherwise.

GLOBAL SECURITIES

    We will deposit global securities with the depositary identified in the prospectus supplement. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security.

    After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons that have accounts with the depositary ("participants"). The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person that may hold an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

    We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

    Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of Texaco Capital, Texaco Inc., the trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that the depositary, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of the participants.

    If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Texaco Capital within ninety days, Texaco Capital will issue registered securities in exchange for the global security. In addition, Texaco Capital may at any time in its sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, Texaco Capital will issue debt securities of that series in definitive form in exchange for the global securities.

LIMITATIONS ON LIENS

    We have agreed not to, and not to permit any Principal Subsidiary (as defined below), to incur a lien to secure a Long-Term Debt on a Principal Property, any Capital Stock or a Long-Term Debt of a Principal Subsidiary unless:

    (1) the Lien equally and ratably secures the debt securities and the secured Debt

    (2) the Lien is in existence at the time a corporation merges into or consolidates with Texaco Inc. or a Principal Subsidiary or becomes a Principal Subsidiary

    (3) the Lien is on a Principal Property at the time Texaco Inc. or a Principal Subsidiary acquires the Principal Property

    (4) the Lien secures Debt incurred to finance all or some of the purchase price of a Principal Property or a Principal Subsidiary

    (5) the Lien secures Debt incurred to finance all or some of the costs of Improvements on a Principal Property

    (6) the Lien secures Debt of a Principal Subsidiary owing to Texaco Inc. or another Principal Subsidiary

    (7) the Lien extends, renews or replaces in whole or in part a permitted
       Lien

    (8) the secured Debt plus all other Debt secured by Liens on Principal Properties, Capital Stock or Debt of a Principal Subsidiary at the time does not exceed 10% of Texaco Inc.'s Consolidated Net Tangible Assets. However, Debt secured by a permitted Lien is excluded from all other Debt in the determination

    A Principal Subsidiary is a subsidiary:

    (1) substantially all of the assets of which are located, and substantially all of the operations of which are conducted, in the United States

    (2) which owns a Principal Property, defined as an important oil and gas producing property in or outside of the United States or any important refinery or manufacturing plant located in the United States

    (3) in which Texaco Inc.'s direct or indirect net investment exceeds $100 million

LIMITATIONS ON SALE AND LEASEBACK

    We have agreed not to, and not to permit any Principal Subsidiary to, enter into a Sale-Leaseback Transaction unless:

    (1) the lease has a term of three years or less

    (2) the lease is between Texaco Inc. and a Principal Subsidiary or between Principal Subsidiaries

    (3) Texaco Inc. or a Principal Subsidiary could create a Lien on the Principal Property to secure a Debt at least equal in amount to the Attributable Debt for the lease

    (4) Texaco Inc. or a Principal Subsidiary within 120 days of the effective date of the Sale-Leaseback Transaction:

       (a) retires Debt of Texaco Inc. or of a Principal Subsidiary at least equal in amount to the fair value of the Principal Property at the time the Principal Property is leased

       (b) if the net proceeds of the Sale-Leaseback Transaction equal or exceed the fair value of the Principal Property, applies the net proceeds to fund investment in other Principal Properties, which investments were made within twelve months before or after the transaction

CONSOLIDATION, MERGER OR SALE

    We may merge into another corporation, or transfer substantially all of our properties and assets to another person without the consent of the holders of any of the debt securities outstanding, if the person assumes by supplemental indenture all of our obligations under the debt securities and the indenture and immediately after the transaction no default exists. If a merger or sale takes place, our obligations would end.

EVENTS OF DEFAULT

    When we use the term "Event of Default" in the indenture, here are examples of what we mean:

    - we fail to pay the principal or any premium on any debt security when due

    - we fail to deposit any sinking fund payment when due

    - we fail to pay interest when due on any security for 30 days

    - we fail to comply with any other covenant in the debt securities and this failure continues for 90 days after we receive written notice of it

    - we take certain actions relating to our bankruptcy, insolvency or reorganization

    The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. You should refer to the prospectus supplement for the Events of Default relating to a particular series of debt securities. A default under our other indebtedness will not be a default under the indenture. A default under one series of debt securities will not necessarily be a default under another series.

    If an Event of Default for debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the debt securities of that series outstanding may require us to immediately repay all of the principal and interest due on the debt securities of that series. The holders of a majority in principal amount of all of the debt securities of that series may rescind this accelerated payment requirement, if the rescission would not conflict with any judgment or decree by a court and if all existing Events of Default have been cured or waived.

    If an Event of Default occurs and is continuing, the trustee may pursue any remedy available to it to collect payment or to enforce the performance of any provision of the debt securities or the indenture.

    The holders of a majority in principal amount of the debt securities may generally waive an existing default and its consequences.

MODIFICATION OF THE INDENTURE

    The indenture may be amended without the consent of any holder of debt securities:

    - to cure any ambiguity, defect or inconsistency

    - to comply with Article 5 of the indenture to permit a successor to assume our obligations under the indenture

    - to make any change that does not adversely affect the rights of any holder

    - to provide for debt securities of any series to be issued and establish the terms and conditions of those debt securities

    The indenture may be amended with the written consent of the holders of at least 50.1% in principal amount of the debt securities of the series affected by such amendment. Holders of at least 50.1% in principal amount of the debt securities may waive our compliance with any provision of the indenture or the debt securities by giving notice to the trustee.

    However, no amendment or waiver which

    - reduces the amount of debt securities whose holders must consent to an amendment or waiver

    - reduces the rate of or extends the time for payment of interest on any debt security

    - reduces the principal of or extends the fixed maturity of any debt security

    - waives a default in the payment of the principal or any premium or interest on any debt security

    - makes any debt security payable in currency other than that stated in the debt security will be effective against any holder without the holder's consent.

DEFEASANCE AND DISCHARGE

    When we use the term "defeasance," we mean discharge from some or all of Texaco Capital's obligations under the indenture. We may deposit with the trustee sufficient money or government securities to pay principal and any premium and interest on the debt securities to redemption or maturity. If our obligations on all the debt securities of a series are defeased, the trustee, at our request, will release its rights and interests in any security we have issued. We are required to furnish an opinion of recognized independent tax counsel to the effect that the proposed deposit and termination will not have any effect on the holders for Federal income tax purposes. The opinion must be based upon a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

OTHER DEBT SECURITIES

    In addition to the debt securities described above, Texaco Capital may issue subordinated debt securities that rank junior to Texaco Capital's senior debt securities. These securities will be guaranteed on a subordinated basis by Texaco Inc. Texaco Inc. may also issue either senior debt securities or debt securities which rank junior to its senior debt securities. These debt securities will be described in a prospectus supplement and will be issued pursuant to an indenture entered into among Texaco Inc., a trustee and, if applicable, Texaco Capital. The indenture will be filed with the SEC and qualified under the Trust Indenture Act.

                       DESCRIPTION OF TEXACO COMMON STOCK

    Our Certificate of Incorporation authorizes us to issue 850,000,000 shares of common stock, $3.125 par value per share. As of July 2, 1999, there were outstanding 552,725,897 shares of common stock.

    Our common stockholders may receive dividends of cash, securities or properties if our Board of Directors declares these dividends. Dividends on our common stock are also subject to the preferred stockholders' rights to receive dividends. In general, our common stockholders are entitled to one vote per share on all matters which require a vote of the common stockholders. If Texaco Inc. voluntarily or involuntarily liquidates, dissolves or winds up its business, the preferred stockholders are paid first, then the common stockholders share equally, depending on the number of shares of common stock they hold, in our remaining assets available for distribution. We cannot redeem our common stock, and our common stock does not contain subscription, conversion or preemptive rights. If an acquiror accumulates or begins a tender offer for 20% or more of our common stock that does not meet the conditions of our Stockholder Rights Plan, each share of common stock has a right to purchase additional shares of common stock or other securities at a significant discount.

    We are the transfer agent and registrar for our common stock.

                     DESCRIPTION OF TEXACO PREFERRED STOCK

    This prospectus describes the terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock, and is also subject to our Certificate of Incorporation.

    We have summarized the material portions of the certificate of designations below. The certificate of designations will be filed with the SEC in connection with an offering of preferred stock.

    Our Certificate of Incorporation authorizes us to issue 30,000,000 shares of preferred stock, par value $1.00 per share. Our Board is authorized to designate any series of preferred stock and the powers, preferences and rights of the preferred stock without further shareholder action. As of July 2, 1999, there were outstanding 1,200 shares of Market Auction Preferred Stock. There are 3,000,000 shares designated as Series D Junior Participating Preferred Stock, none of which are currently outstanding.

    Our Board is authorized to determine or fix the following terms for each series of preferred stock, which will be described in a prospectus supplement:

    - the number of shares and their designation or title

    - dividend rights

    - the rights of the holders upon our liquidation, or upon any distribution of our assets

    - whether the shares will be convertible and the terms of the conversion

    - whether the shares will be redeemable and the terms of the redemption

    - whether and upon what terms the shares will have a purchase, retirement or sinking fund

    - the holders' voting rights, if any

    - other preferences, rights, qualifications, limitations, or restrictions

    If we purchase, redeem or convert shares of preferred stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of preferred stock. These shares will not be part of any particular series of preferred stock and we may reissue them.

    When we issue preferred stock, they will be fully paid and nonassessable. Unless the prospectus supplement specifies otherwise:

    - each series of preferred stock will rank equally in all respects with the outstanding shares of each other series of preferred stock

    - the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future

    - even if there are any sinking fund installments due on a particular series of preferred stock, we will not be restricted from purchasing, redeeming or converting shares of preferred stock

DIVIDENDS

    The holders of preferred stock will be entitled to receive cash dividends if declared by our Board of Directors out of funds we can legally use for payment. The prospectus supplement will set forth the dividend rates and the dates on which we will pay dividends. The rates may be fixed or variable or both. If the dividend rate is variable, the formula used to determine the dividend rate will be described in the prospectus supplement. We will pay dividends to the holders of record as they appear on our registrar on the record dates fixed by our Board.

    Our Board will not declare and pay a dividend on any series of preferred stock unless full dividends for all series of preferred stock ranking equal as to dividends have been declared or paid and sufficient funds are set aside for payment. If dividends are not paid in full, we will declare any dividends pro rata among the preferred stock of each series and any series of preferred stock ranking equal to any other series as to dividends. A "pro rata" declaration means that the dividends we declare per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other.

    Unless all dividends on the preferred stock have been paid in full, we will not declare or pay any dividends or set aside sums for payment of dividends or distributions on any common stock or on any class of security ranking junior to the series of preferred stock, except for dividends or distributions paid for with securities ranking junior to the preferred stock. We will also not redeem, purchase, or otherwise acquire any securities ranking junior to the series of preferred stock as to dividends or liquidation preferences, except by conversion into or exchange for stock junior to the series of preferred stock.

    We will not convert or exchange any series of preferred stock for other securities or property.

REDEMPTION AND SINKING FUND

    We will not redeem or pay into a sinking fund any series of preferred stock.

LIQUIDATION

    If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of any series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement and all accrued and unpaid dividends. We will pay these amounts to the holders of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to distributions upon liquidation. These payments will be made out of our assets available for distribution to shareholders before any distribution is made to holders of common stock or any class of stock ranking junior to the series of preferred stock as to dividends and liquidation preferences.

    In the event there are insufficient assets to pay the liquidation preferences for all equally-ranked classes of preferred stock in full, we will allocate the remaining assets equally among all series of equally-ranked preferred stock based upon the aggregate liquidation preference for all outstanding shares for each series. This distribution means that the distribution we pay to the holders of all shares ranking equal as to distributions if we dissolve, liquidate or wind up our business will bear the same relationship to each other that the full distributable amounts for which the holders are respectively entitled if we dissolve, liquidate or wind up our business bear to each other. After we pay the full amount of the liquidation preference to which they are entitled, the holders of shares of a series of preferred stock will not be entitled to participate in any further distribution of our assets.

VOTING

    No series of preferred stock will be entitled to vote except as provided below or in the related prospectus supplement. If we fail at any time to declare and pay in full dividends for six quarterly periods, whether consecutive or not, on any series of preferred stock and all these dividends remain unpaid, the number of our Board of Directors will be increased by two. Holders of that series of preferred stock, voting together as a class with all other series of preferred stock also entitled to vote, will be entitled to elect the two additional directors until the full accumulated dividends have been declared and paid in full. If and when all accumulated dividends have been paid in full, the holders will no longer have these voting rights as a result of that default. Once the special voting rights terminate, the term of office of each director elected by the preferred stockholders will terminate. Any director elected in this manner may only be removed by a majority of the holders of shares that elected that director, voting as a separate class. As long as the default continues, holders of the preferred stock will not be entitled to vote on the election or removal of directors generally, but may have other voting rights provided to the holders of preferred stock by law.

    A majority of the outstanding shares of each series of preferred stock voting together as a class is required to authorize any amendment, alteration or repeal of our Certificate of Incorporation or any certificate of designations which would adversely affect the powers, preferences, or special rights of the preferred stock, including authorizing any class of stock with superior dividend and liquidation preferences.

TRANSFER AGENT AND REGISTRAR

    The prospectus supplement for each series of preferred stock will name the transfer agent and registrar.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    This prospectus describes the terms and provisions of our depositary shares. When we offer to sell depositary shares, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the depositary shares being offered.

    We have summarized the material portions of the deposit agreement below. The deposit agreement will be filed with the SEC in connection with an offering of depositary shares.

    We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for a depositary to issue to the public receipts for depositary shares, each of which will represent ownership of and entitlement to all rights and preferences of a fractional interest in a share of preferred stock of a specified series. These rights include dividend, voting, redemption and liquidation rights. The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in a prospectus supplement, under a deposit agreement among us and the depositary and the holders of the depositary receipts.

    The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to file proof of residence and pay charges.

DIVIDENDS

    The depositary will distribute all cash dividends or other cash distributions received to the record holders of depositary receipts in proportion to the number of depositary shares owned by them on the relevant record date. The record date will be the same date as the record date we fix for the applicable series of preferred stock.

    If we make a non-cash distribution, the depositary will distribute property to the holders of depositary receipts, unless the depositary determines, after consultation with us, that it is not feasible to make this distribution. If this occurs, the depositary may, with our approval, adopt any other method for the distribution as it deems appropriate, including the sale of the property and distribution of the net proceeds from the sale.

LIQUIDATION PREFERENCE

    If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of each depositary share will receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock.

REDEMPTION

    If the series of preferred stock underlying the depositary shares is redeemed, the depositary shares will be redeemed from the redemption proceeds of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares representing the preferred stock being redeemed. The depositary will mail the notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary receipts.

VOTING

    The depositary will promptly mail information contained in any notice of meeting it receives from us to the record holders of the depositary receipts. Each record holder of depositary receipts will be entitled to instruct the depositary as to its exercise of its voting rights pertaining to the number of shares of preferred stock represented by its depositary shares. The depositary will try, if practical, to vote the preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action which the depositary may find necessary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any of the preferred stock for which it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

    If holders surrender depositary receipts at the principal office of the depositary and pay any unpaid amount due to the depositary, the owner of the depositary shares is entitled to receive the number of whole shares of preferred stock and all money and other property represented by the depositary shares. Partial shares of preferred stock will not be issued. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder. Holders of preferred stock received in exchange for depositary shares will no longer be entitled to deposit these shares under the deposit agreement or to receive depositary receipts.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders, other than any change in fees, of depositary shares will not be effective unless approved by at least a majority of the depositary shares then outstanding. An amendment may not impair the right of any owner of any depositary shares to surrender its depositary receipt with instructions to the depositary in exchange for preferred stock, money and property, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us or the depositary only if:

    - all outstanding depositary shares have been redeemed

    - there has been a final distribution to the preferred stock in connection with the liquidation, dissolution or winding up of our business, and the distribution has been made to all the holders of depositary shares

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges attributable solely to the depositary arrangements. We will pay the depositary's charges for the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all exchanges for preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other charges stated in the deposit agreement to be for their accounts. In some circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares if those charges are not paid.

OBLIGATIONS OF DEPOSITARY

    The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to it and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at its principal office, and at such other places as it may from time to time deem advisable, any reports and communications received from us.

    We will not assume, and the depositary will not assume, any obligation or any liability under the deposit agreement to holders of depositary receipts other than for gross negligence or willful misconduct. We will not be liable, and the depositary will not be liable, if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of our and their duties. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless we and/or the depositary receives satisfactory indemnity. We and the depositary may rely on written advice of our counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give this information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering to us notice of its election to do so. We may also at any time remove the depositary. The resignation or removal will take effect after a successor depositary is appointed and has accepted the appointment. We must appoint a successor within 60 days after delivery of the notice for resignation or removal and the successor depositary must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

    - no gain or loss will be recognized for federal income tax purposes upon the receipt of preferred stock in exchange for depositary shares

    - the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, when exchanged, be the same as the aggregate tax basis of the depositary shares being exchanged

    - the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which that person owned such depositary shares

                          DESCRIPTION OF THE WARRANTS

    This prospectus describes the terms and provisions of the warrants. When we offer to sell warrants, we will describe the specific terms of the warrants and warrant agreement in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the warrants being offered.

    We have summarized the material portions of the warrant agreement below. Forms of warrant agreements have been incorporated by reference as exhibits to the registration statement for these securities that we have filed with the SEC. You should read the warrant agreements for the provisions that are important to you.

    We may issue warrants for the purchase of our debt securities, preferred stock or common stock. Warrants may be issued alone or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of the debt warrants, including the following:

    - their title

    - their offering price

    - their aggregate number

    - the designation and terms of the debt securities that can be purchased when they are exercised

    - the designation and terms of the debt securities that are issued with the warrants and the number of warrants issued with each debt security

    - the date when they and any debt securities issued will be separately transferable

    - the principal amount of debt securities that can be purchased when they are exercised and the purchase price

    - the date on which the right to exercise warrants begins and the date on which the right expires

    - the minimum or maximum amount of warrants that may be exercised at any one time

    - whether they and the debt securities that may be issued when they are exercised will be issued in registered or bearer form

    - information about book-entry procedures

    - the currency or currency units in which the offering price and the exercise price are payable

    - a discussion of material United States federal income tax considerations

    - the antidilution provisions

    - the redemption or call provisions

STOCK WARRANTS

    The prospectus supplement relating to any particular issue of warrants to issue common stock or preferred stock will describe the terms of such stock warrants, including the following:

    - their title

    - their offering price

    - their aggregate number

    - the designation and terms of the common stock or preferred stock that can be purchased when they are exercised

    - the designation and terms of the common stock or preferred stock that are issued with the warrants and the number of warrants issued with shares of each common stock or preferred stock

    - the date when they and any common stock or preferred stock issued will be separately transferable

    - the number of shares of common stock or preferred stock that can be purchased when they are exercised and the purchase price

    - the date on which the right to exercise the warrants begins and the date on which the right expires

    - the minimum or maximum amount of warrants that may be exercised at any one time

    - the currency or currency units in which the offering price and the exercise price are payable

    - a discussion of material United States federal income tax considerations

    - the antidilution provisions

    - the redemption or call provisions

                                    EXPERTS

    The audited consolidated financial statements and schedule included or incorporated by reference in the Annual Report of Texaco Inc. for the fiscal year ended December 31, 1998 filed on Form 10-K, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The combined financial statements of the Caltex Group of Companies as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Equilon Enterprises LLC as of January 1, 1998 and December 31, 1998 and for the year ended December 31, 1998, incorporated in this Prospectus by reference to the Annual Report of Texaco Inc. on Form 10-K for the year ended December 31, 1998, incorporated herein by reference, have been audited by Arthur Andersen LLP and PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto, and have been so incorporated in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

    The financial statements of Motiva Enterprises LLC as of July 1, 1998 and December 31, 1998 and for the period from inception (July 1, 1998) to December 31, 1998, incorporated in this Prospectus by reference to the Annual Report of Texaco Inc. on Form 10-K for the year ended December 31, 1998, incorporated herein by reference, have been audited by Arthur Andersen LLP, Deloitte & Touche LLP and PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto, and have been so incorporated in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

    The validity of the securities we are offering will be passed upon for us by Paul R. Lovejoy, Esq., our Assistant General Counsel or another of our attorneys as we may designate, and for the purchasers by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses in connection with the issuance and distribution of the Securities being registered, other than underwriting compensation, are:

Registration Fee for Registration Statement.....................  $ 417,000
Accounting Fees and Expenses....................................    100,000
Trustee's Fees and Expenses (including counsel fees)............    200,000
Blue Sky Fees and Expenses......................................     15,000
Legal Fees and Expenses.........................................    100,000
Printing and Engraving Fees.....................................    150,000
Rating Agency Fees..............................................    200,000
Miscellaneous...................................................     10,000
                                                                  ---------
    TOTAL.......................................................  $1,192,000*
                                                                  ---------
                                                                  ---------

------------------------

* All amounts are estimated except for registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under the provisions of Section 145 of the Delaware Corporation Law and
Article V of the By-Laws of Texaco Inc., directors and officers of Texaco Inc. are indemnified by Texaco Inc. under certain circumstances for certain liabilities and expenses.

    Texaco Inc. would recover indemnification payments under the provisions of its Directors and Officers Liability and Company Reimbursement Liability Policy, subject to deductibles and other specified exclusions set forth in the policy. Further, directors or officers of Texaco Inc. may recover directly under the policy in certain instances where Texaco Inc. itself does not provide indemnification.

    Likewise, under Section 145 of the Delaware Corporation Law and the By-Laws of Texaco Capital, directors and officers of Texaco Capital are indemnified by Texaco Capital under certain circumstances for certain liabilities and expenses.

ITEM 16. EXHIBITS

  **1.1               --  Underwriting Agreement Standard Provisions, filed as Exhibit 1.1 to the
                          Registration Statement of Texaco Inc. and Texaco Capital Inc. on Form S-3
                          (Registration No. 333-46527) on February 18, 1998.
  **1.1.1             --  Amendment to Underwriting Agreement Standard Provisions, dated December 2,
                          1998, filed as Exhibit 1.1.1 to Registration Statement on Form S-3
                          (Registration No. 333-68217) on December 2, 1998.
  **1.1.2             --  Second Amendment to Underwriting Agreement Standard Provisions, dated
                          January 29, 1999, as filed as Exhibit 1.1.2 to Amendment No. 1 to
                          Registration Statement on Form S-3 (Registration No. 333-68217) on January
                          29, 1999.
    1.1.3             --  Third Amendment to Underwriting Agreement Standard Provisions, dated July
                          15, 1999.
  **1.2               --  Form of Distribution Agreement filed as Exhibit 1.2 to the Registration
                          Statement of Texaco Inc. and Texaco Capital Inc. on Form S-3 (Registration
                          No. 333-46527) on February 18, 1998.
  **4.1               --  Form of First Supplemental Indenture among Texaco Capital Inc., Texaco Inc.
                          and The Chase Manhattan Bank (National Association), as Trustee, dated as of August 24, 1984, filed as Exhibit 4.1 to Texaco Capital Inc.'s
                          Registration Statement on Form S-3 (Registration No. 33-33303) on February
                          1, 1990.

  **4.1(a)            --  Form of First Supplement to the First Supplemental Indenture, dated as of
                          October 11, 1990, filed as Exhibit 4.1(a) to Texaco Inc.'s Current Report on Form 8-K, dated October 12, 1990 and filed on October 15, 1990, SEC File
                          No. 1-27.
  **4.1(b)            --  Form of Second Supplement to the First Supplemental Indenture, dated as of
                          August 5, 1997, filed as Exhibit 4.1(b) to Texaco Inc.'s Form 10-Q for the quarterly period ended June 30, 1997, and filed on August 13, 1997, SEC
                          File No. 1-27.
  **4.2(a)            --  Form of Guaranteed Note, filed as Exhibit 4.2(a) to Texaco Capital Inc.'s
                          Registration Statement on Form S-3 (Registration No. 33-40309) on May 1,
                          1991.
  **4.2(b)            --  Form of Guaranteed Debenture, filed as Exhibit 4.2(b) to Texaco Capital
                          Inc.'s Registration Statement on Form S-3 (Registration No. 33-40309) on
                          May 1, 1991.
  **4.3(a)            --  Form of Warrant Agreement, for Warrants Sold Attached to Debt Securities
                          (including form of Warrant Certificate), filed as Exhibit 4.3(a) to Texaco
                          Capital Inc.'s Registration Statement on Form S-3 (Registration No.
                          33-40309) on May 1, 1991.
  **4.3(b)            --  Form of Warrant Agreement, for Warrants Sold Alone (including form of
                          Warrant Certificate), filed as Exhibit 4.3(b) to Texaco Capital Inc.'s
                          Registration Statement on Form S-3 (Registration No. 33-40309) on May 1,
                          1991.
    5                 --  Opinion of Paul R. Lovejoy, Esq. as to legality of the Securities.
 **12.1               --  Computation of Ratio of Earnings to Fixed Charges, filed as Exhibit 12.1 to
                          Texaco Inc.'s Form 10-Q for the quarter ended March 31, 1999, filed on May
                          14, 1999, SEC File No. 1-27.
   12.2               --  Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
                          Stock Dividends.
   23.1               --  Consent of Arthur Andersen LLP.
   23.2               --  The consent of Paul R. Lovejoy, Esq. is contained in his opinion filed as
                          Exhibit 5 to this Registration Statement.
   23.3               --  Consent of KPMG LLP.
   23.4               --  Consent of Independent Accountants of Equilon Enterprises LLC.
   23.5               --  Consent of Independent Accountants of Motiva Enterprises LLC.
 **24.1               --  Power of Attorney. Powers of Attorney for the directors and certain officers of Texaco Inc. authorizing, among other things, the signing of registration statements on their behalf, have been filed as Exhibit 24 to
                          Texaco Inc.'s Annual Report on Form 10-K for the year ended December 31,
                          1998, filed on March 26, 1999 (SEC File No. 1-27) and Exhibit 24.5 to
                          Amendment No.3 to Registration Statement on Form S-3 (Registration No.
                          333-68217), filed on April 9, 1999.
**24.2(a, b, c        --  Power of Attorney. Powers of Attorney for the directors and certain
   and e)                 officers of Texaco Capital Inc. authorizing, among other things, the signing of registration statements on their behalf, have been filed as
                          Exhibits 24.2 (a to c) to Registration Statement on Form S-3 (Registration
                          No. 333-68217) on December 2, 1998 and Exhibit 24.2(e) to Amendment No. 3
                          to said Registration Statement, on April 9, 1999.
   25                 --  Form T-1 Statement of Eligibility and Qualification under the Trust
                          Indenture Act of 1939 of Chase Manhattan Bank, N.A.

------------------------

**  Previously filed.

ITEM 17. UNDERTAKINGS.

    Each of Texaco Capital and Texaco Inc. hereby undertakes:

        (1) To file, during any period in which offers or sales are being made of the Securities registered hereby, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (1)(i) and
    (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Texaco Inc. pursuant to
    Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

        (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of Texaco Inc.'s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Texaco Capital or Texaco Inc. pursuant to the provisions specified in the first and third paragraphs of Item 15 of this Registration Statement or otherwise, Texaco Capital and Texaco Inc. have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Texaco Capital or Texaco Inc. of expenses incurred or paid by a director, officer or controlling person of Texaco Capital or Texaco Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, Texaco Capital and Texaco Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, TEXACO CAPITAL INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF HARRISON, STATE OF NEW YORK, ON THE 15TH DAY OF JULY, 1999.

TEXACO CAPITAL INC.
    (Registrant)

By                           ROBERT C. GORDAN
                ------------------------------------------
                            (ROBERT C. GORDAN)
                                 PRESIDENT

Attest:

By                        R.E. KOCH
           ---------------------------------------
                         (R.E. KOCH)
                     ASSISTANT SECRETARY

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

JAMES F. LINK........................  Chairman of the Board
                                         (Principal Executive Officer)
SHELBY FABER.........................  Treasurer
                                         (Principal Financial Officer)
GEORGE J. BATAVICK...................  Comptroller
                                         (Principal Accounting Officer)

DIRECTORS

ROBERT C. GORDAN                       SHELBY FABER
JAMES F. LINK

By                             R.E. KOCH
                ---------------------------------------
                              (R.E. KOCH)
                  ATTORNEY-IN-FACT FOR THE ABOVE-NAMED
                         OFFICERS AND DIRECTORS

                                                                   July 15, 1999

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, TEXACO INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF HARRISON, STATE OF NEW YORK, ON THE 15TH DAY OF JULY, 1999.

TEXACO INC.
    (Registrant and Guarantor)

By                         KJESTINE M. ANDERSON
                ------------------------------------------
                          (KJESTINE M. ANDERSON)
                                 SECRETARY

Attest:

By                        R.E. KOCH
           ---------------------------------------
                         (R.E. KOCH)
                     ASSISTANT SECRETARY

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

PETER I. BIJUR.......................  Chairman of the Board of Directors
                                       and Chief Executive Officer
                                           (Principal Executive Officer)
PATRICK J. LYNCH.....................  Senior Vice President and
                                         Chief Financial Officer
                                           (Principal Financial Officer)
GEORGE J. BATAVICK...................  Comptroller
                                           (Principal Accounting Officer)

DIRECTORS

A. CHARLES BAILLIE                     SAM NUNN
PETER I. BIJUR                         CHARLES H. PRICE, II
MARY K. BUSH                           CHARLES R. SHOEMATE
EDMUND M. CARPENTER                    ROBIN B. SMITH
MICHAEL C. HAWLEY                      WILLIAM C. STEERE, JR.
FRANKLYN G. JENIFER                    THOMAS A. VANDERSLICE

By                             R.E. KOCH
                ---------------------------------------
                              (R.E. KOCH)
                  ATTORNEY-IN-FACT FOR THE ABOVE-NAMED
                         OFFICERS AND DIRECTORS

                                                                   July 15, 1999

                               INDEX TO EXHIBITS

    The exhibits designated by asterisks are incorporated herein by reference to documents previously filed by the Company or Texaco Inc. with the Securities and Exchange Commission.

EXHIBITS.

                                                                                                                         PAGE
                                                                                                                         -----
   **1.1                 --  Underwriting Agreement Standard Provisions, filed as Exhibit 1.1 to the Registration
                             Statement of Texaco Inc. and Texaco Capital Inc. on Form S-3 (Registration No.
                             333-46527) on February 18, 1998.
   **1.1.1               --  Amendment to Underwriting Agreement Standard Provisions, dated December 2, 1998, filed as Exhibit 1.1.1 to Registration Statement on Form S-3 (Registration No. 333-68217) on
                             December 2, 1998.
   **1.1.2               --  Second Amendment to Underwriting Agreement Standard Provisions, dated January 29, 1999, as filed as Exhibit 1.1.2 to Amendment No. 1 to Registration Statement on Form S-3
                             (Registration No. 333-68217) on January 29, 1999.
     1.1.3               --  Third Amendment to Underwriting Agreement Standard Provisions, dated July 15, 1999.
   **1.2                 --  Form of Distribution Agreement filed as Exhibit 1.2 to the Registration Statement of
                             Texaco Inc. and Texaco Capital Inc. on Form S-3 (Registration No. 333-46527) on
                             February 18, 1998.
   **4.1                 --  Form of First Supplemental Indenture among Texaco Capital Inc., Texaco Inc. and The
                             Chase Manhattan Bank (National Association), as Trustee, dated as of August 24, 1984, filed as Exhibit 4.1 to Texaco Capital Inc.'s Registration Statement on Form S-3
                             (Registration No. 33-33303) on February 1, 1990.
   **4.1(a)              --  Form of First Supplement to the First Supplemental Indenture, dated as of October 11,
                             1990, filed as Exhibit 4.1(a) to Texaco Inc.'s Current Report on Form 8-K, dated
                             October 12, 1990 and filed on October 15, 1990, SEC File No. 1-27.
   **4.1(b)              --  Form of Second Supplement to the First Supplemental Indenture, dated as of August 5,
                             1997, filed as Exhibit 4.1(b) to Texaco Inc.'s Form 10-Q for the quarterly period ended
                             June 30, 1997, and filed on August 13, 1997, SEC File No. 1-27.
   **4.2(a)              --  Form of Guaranteed Note, filed as Exhibit 4.2(a) to Texaco Capital Inc.'s Registration
                             Statement on Form S-3 (Registration No. 33-40309) on May 1, 1991.
   **4.2(b)              --  Form of Guaranteed Debenture, filed as Exhibit 4.2(b) to Texaco Capital Inc.'s
                             Registration Statement on Form S-3 (Registration No. 33-40309) on May 1, 1991.
   **4.3(a)              --  Form of Warrant Agreement, for Warrants Sold Attached to Debt Securities (including form of Warrant Certificate), filed as Exhibit 4.3(a) to Texaco Capital Inc.'s
                             Registration Statement on Form S-3 (Registration No. 33-40309) on May 1, 1991.
   **4.3(b)              --  Form of Warrant Agreement, for Warrants Sold Alone (including form of Warrant
                             Certificate), filed as Exhibit 4.3(b) to Texaco Capital Inc.'s Registration Statement
                             on Form S-3 (Registration No. 33-40309) on May 1, 1991.
     5                   --  Opinion of Paul R. Lovejoy, Esq. as to legality of the Securities.
  **12.1                 --  Computation of Ratio of Earnings to Fixed Charges, filed as Exhibit 12.1 to Texaco
                             Inc.'s Form 10-Q for the quarter ended March 31, 1999, filed on May 14, 1999, SEC File
                             No. 1-27.
    12.2                 --  Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                             Dividends.
    23.1                 --  Consent of Arthur Andersen LLP.

                                                                                                                         PAGE
                                                                                                                         -----
    23.2                 --  The consent of Paul R. Lovejoy, Esq. is contained in his opinion filed as Exhibit 5 to this Registration Statement.
    23.3                 --  Consent of KPMG LLP.
    23.4                 --  Consent of Independent Accountants of Equilon Enterprises LLC.
    23.5                 --  Consent of Independent Accountants of Motiva Enterprises LLC.
  **24.1                 --  Power of Attorney. Powers of Attorney for the directors and certain officers of Texaco
                             Inc. authorizing, among other things, the signing of registration statements on their behalf, have been filed as Exhibit 24 to Texaco Inc.'s Annual Report on Form 10-K for
                             the year ended December 31, 1998, filed on March 26, 1999 (SEC File No. 1-27) and
                             Exhibit 24.5 to Amendment No.3 to Registration Statement on Form S-3 (Registration No.
                             333-68217), filed on April 9, 1999.
**24.2(a, b, c and        -- Power of Attorney. Powers of Attorney for the directors and certain officers of Texaco
  e)                         Capital Inc. authorizing, among other things, the signing of registration statements on their behalf, have been filed as Exhibits 24.2 (a to c) to Registration Statement on
                             Form S-3 (Registration No. 333-68217) on December 2, 1998 and Exhibit 24.2(e) to
                             Amendment No. 3 to said Registration Statement, on April 9, 1999.
      25                 --  Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of
                             1939 of Chase Manhattan Bank, N.A.